Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee	Katie Brazel
Executive Vice President, Chief Operating Officer and	Fleishman Hillard
Chief Financial Officer	Phone: 404-739-0150
Phone: 770-419-3355

CryoLife Announces Preliminary Fourth Quarter 2006 Revenues of Approximately $21 Million

2006 product and preservation services revenues increase 17% to over $81 million

ATLANTA…(January 11, 2007)…CryoLife, Inc. (NYSE: CRY), a biomaterials, medical device and tissue processing company, announced today that product and preservation services revenues for 2006 were approximately $81.1 million compared to $69.2 million in 2005, an increase of 17%. Product and preservation services revenues for the fourth quarter of 2006 were approximately $21.0 million compared to $17.9 million in the fourth quarter of 2005, an increase of 17%.

BioGlue® revenues were approximately $40.0 million for the full year of 2006 compared to $38.0 million in 2005, an increase of 5%. BioGlue revenues were approximately $10.5 million in the fourth quarter of 2006 compared to $9.6 million in the fourth quarter of 2005, an increase of 9%.

Tissue preservation service revenues were approximately $40.1 million for the full year 2006 compared to $30.3 million in 2005, an increase of 32%. Tissue preservation service revenues were approximately $10.2 million in the fourth quarter of 2006 compared to $8.1 million in the fourth quarter of 2005, an increase of 27%.

“We’re pleased to have finished 2006 with our highest quarterly revenue performance in over four years and a record quarterly performance of $10.5 million in BioGlue sales,” noted Steven G. Anderson, CryoLife president and chief executive officer.

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All statements relating to the Company’s fourth quarter and full year 2006 revenues contained in this release are preliminary and unaudited and may change based on the completion by the Company’s management and independent auditors of customary year-end closing procedures.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the United States and Canada. The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair. The Company also distributes the CryoLife-O'Brien® stentless porcine heart valve and the SG Model 100 vascular graft, which are CE marked for distribution within the European Community.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes, including statements regarding the Company's continued execution of its corporate strategy, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company may be unable to acquire complementary products or businesses, continue to successfully license Company technology, or sell underperforming assets, and that even if the Company is able to successfully pursue its strategic directives, it may be unable to materially increase revenues or earnings. The Company's business is also subject to a number of risks, including that the Company's efforts to continue to increase revenue may not be effective, since their effectiveness is subject to such factors as competitive pressures and tissue availability, that the Company's efforts to develop and introduce new products outside the U.S. may be unsuccessful, that the Company's efforts to improve procurement and tissue processing yields may not continue to prove effective, the possibility that the FDA could impose additional restrictions on the Company's operations, require a recall, or prevent the Company from processing and distributing tissues or manufacturing and distributing other products, that products and services under development, including BioDisc, may not be commercially feasible, the Company's SynerGraft products may not receive FDA approval when anticipated or at all, that the Company may not have sufficient borrowing or other capital availability to fund its business, that pending litigation cannot be settled on terms acceptable to the Company, that the Company may not have sufficient resources to pay punitive damages (which are not covered by insurance) or other liabilities in excess of available insurance, the possibility of decreases in the Company's working capital if cash flow does not continue to improve, that to the extent the Company does not have sufficient resources to pay the claims against it, it may be forced to cease operations or seek protection under applicable bankruptcy laws, changes in laws and regulations applicable to CryoLife, efforts by existing stockholders or others to gain influence or control over CryoLife may divert management's attention from the Company's operational recovery or otherwise be detrimental to the interests of the other stockholders, existing or other potential litigation initiated by stockholders or others; possible litigation by CryoLife if stockholders or others make proposals or statements which CryoLife does not believe to be fair or accurate or in the best interests of its other shareholders and other risk factors detailed in CryoLife's Securities and Exchange Commission filings, including CryoLife's Form 10-K filing for the year ended December 31, 2005, its most recent Form 10-Q, and the Company's other SEC filings. The Company does not undertake to update its forward-looking statements.

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CRYOLIFE, INC.
Financial Highlights
(In thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues from:
BioGlue	$10,491	$9,645	$40,025	$37,985
Bioprosthetic devices	238	185	1,012	947
Total products	10,729	9,830	41,037	38,932

Cardiovascular	4,438	3,355	15,988	13,762
Vascular	3,890	3,172	16,956	11,453
Orthopaedic	1,911	1,561	7,134	5,092
Total preservation services	10,239	8,088	40,078	30,307

Total product and preservation
services revenues	$20,968	$17,918	$81,115	$69,239

For additional information about the company, visit CryoLife’s Web site:
http://www.cryolife.com

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